EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated February 28, 2005 (May 4, 2005 as to the effects of the discontinued operations and revised segment reporting structure described in Notes 1 and 23) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the revision of earnings per share calculations for all prior periods presented to include the dilutive effect of certain contingently convertible debt securities and the adoption of the fair value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities in 2003; and an explanatory paragraph relating to the effects of the classification of certain subsidiaries as discontinued operations during the first quarter of 2005) appearing in the current report on Form 8-K of Cendant Corporation dated May 5, 2005.

/s/ Deloitte & Touche LLP
New York, New York
May 12, 2005

13